AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS
FOR DIRECTORS, OFFICERS AND EMPLOYEES OF
DECOR PRODUCTS INTERNATIONAL, INC. AND ITS AFFILIATED COMPANIES

Introduction
The reputation of Decor Products International, Inc. rests with how well we maintain our values. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest standards of business conduct. This Code of Business Conduct and Ethics affirms and expands on Decor Products International, Inc.'s commitment to abiding by the highest standards of business conduct. In accordance with the requirements of the Securities and Exchange Commission ("SEC") and the NYSE-AMEX, the Board of Directors of Decor Products International, Inc. has adopted this Code of Business Conduct and Ethics (the "Code") to:

• Promote honest and ethical conduct, including fair dealing and the proactive evaluation and handling of actual and apparent conflicts of interest;
• Promote full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications;
• Ensure compliance with applicable laws and governmental rules and regulations;
• Ensure the protection of the Company's business interests, including corporate opportunities, assets and confidential information; and
• Encourage reporting of illegal and unethical behavior, and deter wrongdoing.

This Code shall apply to all directors, officers and employees of Decor Products International, Inc. and its subsidiaries located in the United States and the People’s Republic of China (“Decor Products International, Inc.” or the "Company"). This Code reaffirms the Company's longstanding position concerning compliance with laws and adherence to ethical business practices. This Code may be updated at anytime in the sole discretion of the Decor Products International, Inc. Board of Directors. Any change to this Code shall be promptly disclosed to the investing public.

Note to Employees
This Code does not cover all laws or company policies. If a law conflicts with the Code, we will follow the law. If a local custom or practice conflicts with this Code, we will follow the Code.

This Code clarifies the Company's rights and expectations as an employer but does not create any express or implied contractual rights for employees.

I.Honest and Ethical Conduct
Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Each director, officer and employee must:

• Act with integrity, including being honest and ethical and maintaining the confidentiality of information where required or consistent with the Company's policies.
• Observe both the form and spirit of laws and government rules and regulations, generally accepted accounting principles, and Company policies.
• Adhere to a high standard of business ethics.
• Accept no improper material personal benefits from third parties as a result of any transaction or transactions with the Company.

II.Conflicts of Interest
Directors, officers and employees must avoid conflicts of interest. Any activity that has even the appearance of a conflict of interest must be reviewed and when appropriate approved by the Board of Directors. A "conflict of interest" occurs when an individual's personal interest interferes with the interests of the Company, or when such interest could reasonably be viewed as interfering with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has personal interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position in the Company.

Company loans to, or guarantees of obligations of, directors and executive officers and their family members are likely to create conflicts of interest and, therefore, are prohibited. In addition, loans to, or guarantees of obligations of, other employees may create conflicts of interest and therefore must be reviewed in advance by the Board of Directors in order to determine if a conflict exists.

Evaluation of Potential Conflicts of Interest for Directors and Executive Officers
The Board of Directors will review all actual or apparent conflicts of interest involving Directors or executive officers (including Senior Financial Officers). The Board may approve the matter, subject to appropriate safeguards, if it believes that only the appearance of a conflict of interest exists and no actual conflict of interest is present. If the Board determines that the situation creates an actual conflict of interest, the Board will not approve the matter.

III. Public Disclosure
It is the Company's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All directors, officers and employees who are involved in the Company's disclosure process are responsible for acting in furtherance of this policy. In particular, the Chief Executive Officer, the Chief Financial Officer, and the principal accounting officer (the "Senior Financial Officers") are required to maintain familiarity with the disclosure requirements applicable to the Company. All directors, officers and employees are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, each director, officer or employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

IV. Compliance
It is the Company's policy to comply with all applicable laws, rules and regulations, including but not limited to the laws of the United States and the People's Republic of China. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations in the performance of his or her duties for the Company, including those relating to accounting and auditing matters and insider trading. It is both illegal and against Company policy for any individual to profit from undisclosed information relating to the Company or any other company. Anyone who is aware of material nonpublic information relating to the Company may not purchase or sell any of the Company's securities. Also, it is against Company policy for any director, officer or employee, who may have inside or unpublished material knowledge about any of our customers or any other company, to purchase or sell the securities of those companies. The Board of Directors has adopted a Policy on Insider Trading which is applicable to all directors, officers, and employees of the Company.

V.Corporate Opportunities
Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing a third party to take) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. Directors, officers and employees are also prohibited from using Company property, information, or their position for personal gain, or from competing against the Company.

Examples of improper taking of corporate business opportunities may include:

• Marketing products or services that the Company may have an interest in marketing, such as products or services that relate to the Company’s businesses or that may be sold to the Company’s business partners.
• Obtaining patents, trademarks, or copyrights on inventions or materials developed during the course of your employment.
• Purchasing property that the Company may have an interest in purchasing.
• Investing in businesses that the Company may have an interest in acquiring. In general, you must not seek to use your position with the Company to obtain personal benefits outside your compensation from the Company. You also must not pursue business opportunities that might place you in a situation of competing with the Company.

If you have questions about whether it is appropriate for you to take advantage of a business opportunity, you should consult with the Ethics Compliance Officer.

VI. Activity of Duty Facilitation
Strictly prohibit the company's directors, senior officers, agents, employees or any other person or agents who associate with company senior officers, employees, directors, representatives or agents, to facilitate the use of his/her position to gain interests for himself/herself or others, which interfere with the interests of the company, including the following transactions:

• The above company personnel or their relatives, through their own company or any other means, directly or indirectly operate relevant business transaction with Decor Products International, Inc.
• The above company personnel or their relatives, through their own company or any other means, directly or indirectly operate relevant business transaction with Decor Products International, Inc.’s clients.
• The above company personnel takes advantage of his/her position for others interests to harm the company’s interests, and accept others money or goods of their acts.
• The above company personnel takes advantage of his/her position in order to arrange work for specific person, so that specific person can get paid without actual work.
• The above company personnel takes advantage of his/her position to facilitate the transfer of company assets or low-cost sale of company assets for relevant people to gain their interests.
• Before or after the above company personnel takes advantage of his/her position to seek interests for others, they agree and accept others money after their resignation.

VII. Confidentiality
In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VIII. Fair Dealing
Decor Products International, Inc. has a long-standing policy of conducting business in an ethical manner. The Company does not seek competitive advantages through illegal or unethical business practices. Accordingly, each director, officer and employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair -dealing practice.

IX. Protection and Proper Use of Company Assets
All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

X. Political Activities
The Company’s business is affected by numerous laws, regulations, administrative rules, and regulatory orders. It is appropriate for the Company to protect its interests by supporting political candidates and engaging in lobbying. However, those activities are governed by federal, state, province, county, and local laws and regulations limiting expenditures and requiring recordkeeping and public disclosure. Therefore, corporate contributions to political parties or candidates, lobbying of legislators or public officials, and other political activities by employees on behalf of the Company must be approved in advance. This includes contributions in kind, such as using Company phones or photocopiers or working on paid company time in supporting a candidate. The Company’s employees must not engage in any unauthorized political or lobbying activities using Company resources or on Company time.

XI. Gratuities and Other Improper Payments.
Business decisions must be made objectively, solely on the basis of quality, service, price, and similar competitive factors. All directors, officers, and employees must be certain that any business courtesy that they offer or receive does not influence, or appear to influence, business decisions. The Company prohibits the offering, giving, or accepting of gratuities, kickbacks, bribes, or other improper payments.

Foreign Corrupt Practices Act.
The federal U.S. Foreign Corrupt Practices Act prohibits any person from offering, paying, promising, or authorizing any payment of any money or other thing of value to an officer or employee of a foreign government, or to a foreign political party or candidate, for the purpose of influencing any official act or decision, inducing the recipient to use his or her influence or violate duty, or securing any improper advantage to obtain or retain business.

XII. Safety and the Environment
Employees of the Company can have a significant effect on the safety of others and on the environment. Company employees have a responsibility for their own safety and health and that of co-workers and the public. Protecting safety and health includes staying alert to existing worksite conditions, using proper safety equipment and techniques, following established safety procedures, and using the correct tools for each job. Company employees are expected to read and follow the safety manuals and other materials that apply to their respective jobs.

The Company is subject to numerous laws and regulations designed to protect the environment. Company employees must become familiar with and follow the environmental policies and rules that apply to their duties.

XIII. Reporting
Employees are encouraged to talk to their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors and executive officers must ensure that the Chair of the Audit Committee is promptly made aware of any existing or potential violations of laws, rules, regulations or this Code. All other officers or employees must promptly notify the Audit Committee Office of any existing or potential violation of laws, rules, regulations or this Code. The Company will not tolerate retaliation, retribution or adverse employment action of any kind against employees who in good faith report suspected violations.

All reports will be investigated fully. You may report possible violations, and send questions or comments to: No. 6 Economic Zone, Wushaliwu, Chang’an Town, Dongguan, Guangdong Province, China

XIV. Penalties
When an employee is identified to violate this code of conduct through investigation, the company should deal with the employee by taking appropriate preventive or punitive measures, up to removing his/her all duties in the company. If the employee commits the existing laws of People's Republic of China, or the company’s listed and registered area, the company should notify related judicial institutions and securities regulatory organization in time.

XV. Administration and Implementation
The Board of Directors shall have the authority to apply and interpret this Code in all situations affecting directors, officers or employees of the Company. The Company's Audit Committee Office is responsible for overseeing the implementation of this Code, investigating potential violations, and reporting the results to the Board of Directors and Audit Committee.

Any waiver of, or amendments to, the Code for directors or executive officers (including Senior Financial Officers) of the Company may be made only by the Board of Directors, and must be promptly disclosed as required by law or stock exchange regulations.

Approved on August 3, 2009